Exhibit 8.1
[Letterhead of Sullivan & Cromwell LLP]
October 8, 2010
American International Group, Inc.,
     70 Pine Street,
          New York, NY 10270.
Ladies and Gentlemen:
     We have acted as your United States federal income tax counsel in connection with the registration statement under the Securities Act of 1933 on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the heading “Material U.S. Federal Income Tax Consequences” in the prospectus (the “Prospectus”) included in the Registration Statement, subject to the limitations set forth therein.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP